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                                 Exhibit 12.1


Computation of Deficiency of Earnings to Fixed Charges

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
                                                              HISTORICAL TRITON                            PRO FORMA

                                                           DECEMBER           JUNE                  DECEMBER           JUNE
                                                             1997             1998                    1997             1998
                                                      ---------------------------------        ---------------------------------
EARNINGS

Pre-tax earnings from continuing operations                 (3,960,839)     (13,399,556)            (47,336,000)     (25,214,000)

Fixed Charges                                                1,228,026       10,089,224              40,745,000       19,277,415
  Less:  Interest Capitalized                                        0         (217,415)                      0         (217,415)
                                                      ---------------------------------        ---------------------------------
Total Adjustment                                             1,228,026        9,871,809              40,745,000       19,060,000

Earnings                                                    (2,732,813)      (3,527,747)             (6,591,000)      (6,154,000)


FIXED CHARGES

Interest Expense including discount and debt expense         1,228,026        9,871,809              40,745,000       19,060,000
Plus:  Interest capitalized                                          0          217,415                       0          217,415
                                                      ---------------------------------        ---------------------------------

Total Fixed Charges                                          1,228,026       10,089,224              40,745,000       19,277,415

Ratio of earnings to fixed charges                               (2.23)           (0.35)                  (0.16)           (0.32)


Dollar Deficiency                                           (3,960,839)     (13,616,971)            (47,336,000)     (25,431,415)
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